Filed pursuant to Rule 424(b)(3) 333-265199

BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

SUPPLEMENT DATED DECEMBER 19, 2022

To the following prospectus:

Brighthouse Shield® Level Select 6-Year Annuity Prospectus dated November 10, 2022

For Shield® Level Select 6-Year Annuity Contracts Issued On or After January 1, 2023

For the Shield® Level Select 6-Year Annuity Contracts (the “Contracts”) referenced above issued by Brighthouse Life Insurance Company of NY (“BLNY,” the “Company,” “we,” “our” or “us”) this supplement describes certain changes to the Contracts that modify (1) the method for determining the Accrued Cap Rate, Accrued Shield Rate, and Accrued Step Rate, and (2) the Minimum Guaranteed Cap Rates and Minimum Guaranteed Step Rate.

This supplement revises and, to the extent inconsistent therewith, replaces information contained in the Brighthouse Shield® Level Select 6-Year Annuity Prospectus referenced above. Certain terms used in this supplement have special meanings. If a term is not defined in this supplement, it has the meaning given to it in your Prospectus. It should be read in its entirety and kept together with your Prospectus for future reference. If you have any questions or would like a copy of the Prospectus, please contact us at 1-800-343-8496, or write us at Brighthouse Life Insurance Company of NY, Annuity Service Office, P.O. Box 10366, Des Moines, IA, 50306- 0366.

1.   Special Terms

In the “SPECIAL TERMS” section, replace the terms “Accrued Cap Rate,” “Accrued Shield Rate,” “Accrued Step Rate,” “Minimum Guaranteed Cap Rate” and “Minimum Guaranteed Step Rate” with the following:

Accrued Cap Rate.    The portion of the Cap Rate that has accrued from the Term Start Date to any day within the Term. This is the maximum Index Performance that may be applied in calculating the Interim Value on any day prior to the Term End Date if Index Performance is greater than zero. The Accrued Cap Rate is equal to the Cap Rate multiplied by the greater of (i) the Vested Period divided by the total number of days in the Term; or (ii) the number of days elapsed since the Term Start Date divided by the total number of days in the Term.

Accrued Shield Rate.    The portion of the Shield Rate that has accrued from the Term Start Date to any day within the Term. This is the amount that will be applied in calculating the Interim Value on any day prior to the Term End Date if Index Performance is less than zero. The Accrued Shield Rate is equal to the Shield Rate multiplied by the greater of (i) the Vested Period divided by the total number of days in the Term; or (ii) the number of days elapsed since the Term Start Date divided by the total number of days in the Term.

Accrued Step Rate.    The portion of the Step Rate that has accrued from the Term Start Date to any day within the Term. This is the rate that will be applied in calculating the Interim Value on any day prior to the Term End Date if Index Performance is equal to or greater than zero. The Accrued Step Rate is equal to the Step Rate multiplied by the greater of (i) the Vested Period divided by the total number of days in the Term; or (ii) the number of days elapsed since the Term Start Date divided by the total number of days in the Term.

Minimum Guaranteed Cap Rate.    The actual Minimum Guaranteed Cap Rate for your Contract is the amount shown on your Contract Schedule but will not be less than what is shown in the Minimum Guaranteed Cap Rates table. See “RATE CREDITING TYPES — Cap Rate.”

1	SUPP-SLSNYR47-1222

Minimum Guaranteed Step Rate.   The actual Minimum Guaranteed Step Rate for your Contract is the amount shown on your Contract Schedule but will not be less than 5% for Shield Options with a 1-Year Term and a Shield Rate of Shield 10.

In the “SPECIAL TERMS” section, add the following term:

Vested Period.         Equals 60 days multiplied by the total number of years in the Term plus 180 days. This is the time period during which a certain number of days automatically vests and is referred to as the Vested Period in the prospectus. We use the Vested Period when determining the Accrued Shield Rate, Accrued Cap Rate or Accrued Step Rate. The Vested Period begins on the Term Start Date.

2.   Risk Factors

In the “RISK FACTORS” section, replace the 4th bullet under the sub-heading “Effect of Withdrawals, Surrender, Annuitization or Death” with the following:

The calculation of the Interim Value will be based on Index Performance and the applicable Accrued Shield Rate, Accrued Cap Rate or Accrued Step Rate as of the date of the calculation. The Shield Rates, Cap Rates and Step Rates accrue during the Term and only reach full accrual on the last day of a Term. If negative Index Performance is constant during the Vested Period, the Interim Value will be the same on any given day a withdrawal is made because the Accrued Shield Rate is constant during this period. Similarly, if positive Index Performance is constant during the Vested Period, the Interim Value will be the same on any given day a withdrawal is made because the Accrued Cap Rate or Accrued Step Rate is constant during this period. After the Vested Period and until Term End Date, the Shield Rate and Cap Rate or Step Rate accrue daily. This means if negative Index Performance is constant after the Vested Period and before the Term End Date and exceeds the Shield Rate, then the Interim Value will be lower the earlier a withdrawal is made because the Shield Rate is accruing during this period. Likewise, if positive Index Performance is constant after the Vested Period and before the Term End Date and exceeds the Cap Rate or Step Rate, the earlier you take a withdrawal the lesser extent to which any positive Index Performance is reflected in your Account Value due to the accruing of the Cap Rate or Step Rate.

3.   Rate Crediting Types

In the “RATE CREDITING TYPES” section, replace the first paragraph under the sub-heading “Cap Rate” with the following:

The Cap Rate is the maximum rate that may be credited at the Term End Date based on Index Performance. For example, a 15% Index Performance with a 10% Cap Rate will result in a 10% Performance Rate; or, a 5% Index Performance with a 10% Cap Rate will result in a 5% Performance Rate. The Cap Rate may vary between Shield Options and it is not an annual rate. The Cap Rate is measured from the Term Start Date to the Term End Date, and the full Cap Rate only applies if you hold the Shield Option until the Term End Date. For renewals into the same Shield Option a new Cap Rate is declared for each subsequent Term, and such rate will not be less than the Minimum Guaranteed Cap Rate stated in your Contract or what is shown in the Minimum Guaranteed Cap Rates table below. A thirty (30) day advance written Notice will be mailed to you indicating your maturing Shield Options and how you can obtain the new Cap Rates and Step Rates for the available Shield Options and the interest rate for the Fixed Account.

In the “RATE CREDITING TYPES” section, add the following after the first paragraph under the sub-heading “Cap Rate”:

Minimum Guaranteed Cap Rates
Shield Rate	1-Year Term	3-Year Term	6-Year Term
Shield 10	5%	15%	30%
Shield 15	N/A	13.5%	27%
Shield 25	N/A	N/A	21%

We may declare lower Cap Rates for Shield Options under Contracts with higher Minimum Guaranteed Cap Rates than for the same Shield Options under Contracts with lower Minimum Guaranteed Cap Rates. As of January 1, 2023, we no longer offer Contracts to new purchasers with Minimum Guaranteed Cap Rates that are lower than shown in the table.

In the “RATE CREDITING TYPES” section, replace the last sentence in the first paragraph under the sub-heading “Step Rate” with the following:

For renewals into the same Shield Option a new Step Rate is declared for each subsequent Term, and such rate will not be less than the Minimum Guaranteed Step Rate stated in your Contract, but will not be less than 5% for Shield Options with a 1-Year Term and a Shield Rate of Shield 10. We may declare lower Step Rates for Shield Options under Contracts with higher Minimum Guaranteed Step Rates than for the same Shield Options under Contracts with lower Minimum Guaranteed Step Rates. As of January 1, 2023, we no longer offer Contracts to new purchasers with Minimum Guaranteed Step Rates lower than 5% and 10%, respectively.

4.   Interim Value Calculation

Replace the INTERIM VALUE CALCULATION section in its entirety with the following:

INTERIM VALUE CALCULATION

Your Investment Amount in each Shield Option on the Term End Date is calculated as described above under “Calculating your Investment Amount on a Term End Date”. In setting the various rates we use in calculating the Investment Amount, we assume that you are going to hold a Shield Option until the Term End Date. Nevertheless, you have the right under the Contract to make withdrawals, Surrender the Contract or annuitize before the Term End Date. Therefore, we calculate an Interim Value on each Business Day between the Term Start Date and prior to the Term End Date that you make a withdrawal, Surrender the Contract, annuitize or we pay a death benefit. It is equal to the Investment Amount at the Term Start Date, adjusted for any withdrawals, in the Shield Option, adjusted for the Index Performance of the associated Index and subject to the applicable Accrued Shield Rate, Accrued Cap Rate or Accrued Step Rate. A withdrawal from a Shield Option will reduce your Interim Value by the amount withdrawn on the date of withdrawal. The Interim Value calculation is different than the calculation we use to calculate the Investment Amount for a Shield Option on the Term End Date. Prior to the Term End Date, we use the Interim Value to calculate the amount that is available for (1) annuitizations; (2) death benefits; (3) withdrawals; or (4) Surrenders.

Vested Period for Interim Value Calculation

The Shield Rate, Cap Rate and Step Rate accrue based on the number of days elapsed since the Term Start Date; however, you are automatically vested in a certain number of days beginning on the Term Start Date. The formula for determining the vested days equals 60 days multiplied by the total number of years in the Term plus 180 days, and we refer to this as the Vested Period in the prospectus. The Vested Period varies based on the length of the Term. This table shows the formula and the number of days in the Vested Period for each Term.

Term	Formula	Numbers of Days in Vested Period
1-Year	60 [days] x 1 [total number of years in the Term] + 180 [days]	240
3-Year	60 [days] x 3 [total number of years in the Term] + 180 [days]	360
6-Year	60 [days] x 6 [total number of years in the Term] + 180 [days]	540

The Accrued Shield Rate and Accrued Cap Rate or Accrued Step Rate is equal to the greater of (i) Vested Period divided by the total number of days in the Term; or (ii) the number of days elapsed since the Term Start Date divided by the total number of days in the Term. After the Vested Period, you get more of the Shield Rate, Cap Rate or Step Rate the closer you are to the Term End Date.

Accrued Shield Rate for Interim Value Calculation

The Accrued Shield Rate is the portion of the Shield Rate that has accrued from the Term Start Date to any day within the Term. This is the amount that will be applied in calculating the Interim Value on any day prior to the Term End Date if Index Performance is less than zero. The Accrued Shield Rate is equal to the Shield Rate multiplied by the greater of (i) the Vested Period divided by the total number of days in the Term; or (ii) the number of days elapsed since the Term Start Date divided by the total number of days in the Term.

Accrued Cap Rate for Interim Value Calculation

The Accrued Cap Rate is the portion of the Cap Rate that has accrued from the Term Start Date to any day within the Term. This is the maximum Index Performance that may be applied in calculating the Interim Value on any day prior to the Term End Date if Index Performance is greater than zero. The Accrued Cap Rate is equal to the Cap Rate multiplied by the greater of (i) the Vested Period divided by the total number of days in the Term; or (ii) the number of days elapsed since the Term Start Date divided by the total number of days in the Term.

Accrued Step Rate for Interim Value Calculation

The Accrued Step Rate is the portion of the Step Rate that has accrued from the Term Start Date to any day within the Term. This is the rate that will be applied in calculating the Interim Value on any day prior to the Term End Date if Index Performance is equal to or greater than zero. The Accrued Step Rate is equal to the Step Rate multiplied by the greater of (i) the Vested Period divided by the total number of days in the Term; or (ii) the number of days elapsed since the Term Start Date divided by the total number of days in the Term.

For purposes of determining the Accrued Shield Rate, Accrued Cap Rate and Accrued Step Rate, the total number of days in each calendar year of a Term is 365.

We may declare lower Cap Rates and Step Rates for Shield Options under Contracts with a Vested Period than for the same Shield Options under Contracts without a Vested Period. As of January 1, 2023, we no longer offer Contracts to new purchasers without a Vested Period.

Performance Rate for Determination of Interim Value.   The Performance Rate during a particular Term is the Index Performance, adjusted for the applicable Accrued Shield Rate, Accrued Cap Rate or Accrued Step Rate.

As noted above, the Interim Value is calculated using accrued values for the Shield Rate, Cap Rate and Step Rate. So if you annuitize, die, make a withdrawal or Surrender your Contract before the Term End Date, you will not receive the full benefit of the Shield Rate, Cap Rate or Step Rate but instead will receive the accrued percentage to the date of the annuitization, date of the payment of the death benefit, withdrawal or Surrender. In addition, a withdrawal from a Shield Option will reduce your Interim Value by the amount withdrawn on the date of the withdrawal. For example, if you have a Shield Option with a 1-Year Term, a Shield 10 and a 10% Cap Rate and you make a withdrawal halfway through your Term, the Interim Value will be calculated using your Accrued Shield Rate and Accrued Cap Rate. That means your Accrued Shield Rate will be 6.58% and your Accrued Cap Rate will be 6.58%.

The accrued rates are calculated as follows:

The Accrued Shield Rate is equal to the Shield Rate (10%) multiplied by the greater of (i) the Vested Period (240) divided by the total number of days in the Term (365); or (ii) the number of days elapsed since the Term Start Date (183) divided by the total number of days in the Term (365). Here, the Accrued Shield Rate is 6.58%.

The Accrued Cap Rate is equal to the Cap Rate (10%) multiplied by the greater of (i) the Vested Period (240) divided by the total number of days in the Term (365); or (ii) the number of days elapsed since the Term Start Date (183) divided by the total number of days in the Term (365). Here, the Accrued Cap Rate is 6.58%.

An Accrued Step Rate is calculated in the same manner and is equal to the Step Rate (8%) multiplied by the greater of (i) the Vested Period (240) divided by the total number of days in the Term (365); or (ii) the number of days elapsed since the Term Start Date (183) divided by the total number of days in the Term (365). Here, the Accrued Step Rate is 5.26%.

Example 2—Calculating your Interim Value

Examples 2A and 2B are intended to show how an Interim Value is calculated. An Interim Value Calculation will be made if you annuitize, die, make a withdrawal or Surrender your Contract before the Term End Date. In both examples, assume Owner 1 allocates her $50,000 Purchase Payment to a 3-Year Term / Shield 10 / S&P 500® Index with a Cap Rate of 60%. Example 2A will illustrate an Interim Value calculation with positive Index Performance and Example 2B will illustrate an Interim Value calculation with negative Index Performance. For purposes of these examples, assume the activity that triggers the Interim Value calculation occurs exactly 90 days through the Term and that there are no withdrawals made as of the date the Interim Value is calculated.

Example 2A—Positive Index Performance:

Term Start Date

Investment Amount	$50,000

Shield Rate	Shield 10

Cap Rate	60%

Index Value	500

Interim Value Calculation 90 Days Through Term

Index Value	700

Index Performance(1)	40%

Accrued Cap Rate(2)	19.73%

Performance Rate(3)	19.73%

Performance Rate Adjustment(4)	$9,865

Interim Value(5)	$59,865

Notes to the table above:

(1)	Index Performance is equal to the percentage change in the Index Value measured from the Term Start Date to the date of the Interim Value calculation. Index Performance is calculated as follows:

(700 [Index Value on date of Interim Value calculation] — 500 [Index Value at Term Start Date]) ÷ 500 [Index

Value at Term Start Date] = 40%

(2)	The Accrued Cap Rate is equal to the Cap Rate multiplied by the greater of:

(i) the Vested Period divided by the total number of days in the Term; or

(ii) the number of days elapsed since the Term Start Date divided by the total number of days in the Term. The Accrued Cap Rate is calculated as follows:

60% [Cap Rate] x greater of (i) 360 [the Vested Period] ÷ 1,095 [total number of days in the Term]; or (ii) 90 [number of days elapsed since the Term Start Date ÷ 1,095 [total number of days in the Term] = 19.73%

(3)	The Performance Rate is equal to the Accrued Cap Rate because it cannot exceed the Accrued Cap Rate even though the Index Performance was at 40%.

(4)

The Performance Rate Adjustment is equal to the product of the Investment Amount at the Term Start Date adjusted for any withdrawals (there are no withdrawals in the example) multiplied by the Performance Rate. The Performance Rate Adjustment is calculated as follows:

$50,000 [Investment Amount at Term Start Date] x 19.73% [Performance Rate] = $9,865

(5)

The Interim Value is equal to the Investment Amount at the Term Start Date adjusted for any withdrawals (there are no withdrawals in the example) plus the Performance Rate Adjustment. The Interim Value is calculated as follows:

$50,000 [Investment Amount at Term Start Date] + $9,865 [Performance Rate Adjustment] = $59,865

Example 2B—Negative Index Performance:

Term Start Date

Investment Amount	$50,000

Shield Rate	Shield 10

Cap Rate	60%

Index Value	500

Interim Value Calculation 90 Days Through Term

Index Value	400

Index Performance(1)	–20%

Accrued Shield Rate(2)	3.29%

Performance Rate(3)	–16.71%

Performance Rate Adjustment(4)	–$8,355

Interim Value(5)	$41,645

Notes to the table above:

(1)

Index Performance is equal to the percentage change in the Index Value measured from the Term Start Date to the date of the Interim Value calculation. Therefore the Index Performance is calculated as follows:

(400 [Index Value on date of Interim Value calculation] — 500 [Index Value at Term Start Date]) ÷ 500 [Index

Value at Term Start Date]) = –20%

(2)	The Accrued Shield Rate is equal to the Shield Rate multiplied by the greater of:

(i) the Vested Period divided by the total number of days in the Term; or

(ii) the number of days elapsed since the Term Start Date divided by the total number of days in the Term. The Accrued Shield Rate is calculated as follows:

10% [Shield Rate] x greater of (i) 360 [the Vested Period] ÷ 1,095 [total number of days in the Term]; or (ii) 90

[number of days elapsed since the Term Start Date ÷ 1,095 [total number of days in the Term] = 3.29%

(3)	The Performance Rate is –16.71% because the Index Performance is –20% and the Accrued Shield Rate of 3.29% absorbs up to 3.29% of the negative Index Performance.

(4)

The Performance Rate Adjustment is equal to the product of the Investment Amount at the Term Start Date adjusted for any withdrawals (there are no withdrawals in the example) multiplied by the Performance Rate. The Performance Rate Adjustment is calculated as follows:

$50,000 [Investment Amount at Term Start Date] x –16.71% [Performance Rate] = –$8,355

(5)

The Interim Value is equal to the Investment Amount at the Term Start Date adjusted for any withdrawals (there are no withdrawals in the example) plus the Performance Rate Adjustment. The Interim Value is calculated as follows:

$50,000 [Investment Amount at Term Start Date] + –$8,355 [Performance Rate Adjustment] = $41,645

5.   Withdrawal Provisions

In the “WITHDRAWAL PROVISIONS” section, replace the subsection “Example 3—Withdrawals” in its entirety with following:

Examples 3A and 3B are intended to show how withdrawals work. In both examples assume that Owner 1 allocates her $50,000 Purchase Payment to the 3-Year Term / Shield 10 / S&P 500® Index with a Cap Rate of 60%. Example 3A will illustrate a withdrawal when Index Performance is positive and assumes no Withdrawal Charge applies due to a Withdrawal Charge waiver. Example 3B will illustrate a withdrawal when Index Performance is negative and a 7% Withdrawal Charge is applied. In both examples, Owner 1 takes only one $20,000 withdrawal 90-Days through the Term. The remaining Investment Amount after a withdrawal will be used as the new Investment Amount for the Term until the Term End Date for that Shield Option (assuming no additional withdrawals).

Example 3A—Positive Index Performance and no Withdrawal Charge:

Term Start Date

Investment Amount	$50,000

Shield Rate	Shield 10

Cap Rate	60%

Index Value	500

Interim Value Calculation 90-Days Through Term

Index Value	600

Index Performance(1)	20%

Accrued Cap Rate(2)	19.73%

Performance Rate(3)	19.73%

Performance Rate Adjustment(4)	$9,865

Interim Value(5)	$59,865

Withdrawal Amount taken	$20,000

Investment Amount adjusted for any withdrawals(6)	$33,297

Net Proceeds from withdrawal paid to Contract

Owner(7)	$20,000

Term End Date

Index Value	700

Index Performance(8)	40%

Performance Rate(9)	40%

Performance Rate Adjustment(10)	$13,319

Investment Amount(11)	$46,615

Notes to the table above:

(1)	Index Performance is equal to the percentage change in the Index Value measured from the Term Start Date to the date of the Interim Value calculation. Index Performance is calculated as follows:

(600 [Index Value on date of Interim Value calculation] — 500 [Index Value at Term Start Date]) ÷ 500 [Index

Value at Term Start Date]) = 20%

(2)	The Accrued Cap Rate is equal to the Cap Rate multiplied by the greater of:

  (i)            the Vested Period divided by the total number of days in the Term; or

(ii) the number of days elapsed since the Term Start Date divided by the total number of days in the Term. The Accrued Cap Rate is calculated as follows:

60% [Cap rate] x greater of (i) 360 [the Vested Period] ÷ 1095 [total number of days in the Term]; or (ii) 90 [number of days elapsed since the Term Start Date ÷ 1095 [total number of days in the Term]

= 19.73%

(3)	The Performance Rate is equal to the Accrued Cap Rate because it cannot exceed the Accrued Cap Rate even though Index Performance was at 20%.

(4)

The Performance Rate Adjustment is equal to the product of the Investment Amount at the Term Start Date adjusted for any withdrawals (no withdrawals have been taken so far) multiplied by the Performance Rate. The Performance Rate Adjustment is calculated as follows:

$50,000 [Investment Amount at Term Start Date] x 19.73% [Performance Rate] = $9,865

(5)

The Interim Value is equal to the Investment Amount at the Term Start Date adjusted for any withdrawals plus the Performance Rate Adjustment. This is the amount in the Shield Option selected that would be available if you annuitize, die, make a withdrawal or Surrender your Contract on that date. The Interim Value is calculated as follows:

$50,000 [Investment Amount at Term Start Date] + $9,865 [Performance Rate Adjustment] = $59,865

(6)	The Investment Amount is reduced proportionally by the withdrawal taken based on the reduction in Interim Value. Therefore, the Investment Amount adjusted for any withdrawals is calculated as follows:

$50,000 [Investment Amount on Term Start Date] x (1-$20,000 [gross withdrawal amount 90-Days through the Term]

÷

$59,865 [Interim Value on date of withdrawal]) = $33,297

The proportionally reduced Investment Amount is used as the new Investment Amount for the Term until the Term End Date for this Shield Option (assuming no additional withdrawals.)

(7)	The net amount payable to the Contract Owner is equal to the amount withdrawn minus the Withdrawal Charge. The net amount payable is calculated as follows:

$20,000 [amount withdrawn] –$0 [Withdrawal Charge] = $20,000.

(8)

Index Performance at the Term End Date is equal to the percentage change in the Index Value measured from the Term Start Date to the Term End Date. Index Performance at the Term End Date is calculated as follows:

(700 [Index Value at Term End Date] — 500 [Index Value at Term Start Date]) ÷ 500 [Index

Value at Term Start Date] = 40%

(9)	Index Performance at the Term End Date exceeds the Cap Rate and therefore the Performance Rate at the Term End Date is equal to the Cap Rate.

(10)

The Performance Rate Adjustment at the Term End Date is equal to the product of the Investment Amount at the Term Start Date adjusted for any withdrawals multiplied by the Performance Rate at the Term End Date. The Performance Rate Adjustment at the Term End Date is calculated as follows:

$33,297 [Investment Amount adjusted for withdrawal] x 40% [Performance Rate at Term End Date] = $13,319

(11)

The Investment Amount at the Term End Date is equal to the Investment Amount one year after the Term Start Date adjusted for any withdrawals plus the Performance Rate Adjustment at Term End Date. The Investment Amount at the Term End Date is calculated as follows:

$33,297 [Investment Amount adjusted for withdrawal] + $13,319 [Performance Rate Adjustment at Term End Date] =

$46,615

Example 3B—Negative Index Performance and Withdrawal Charge:

Term Start Date

Investment Amount	$50,000

Shield Rate	Shield 10

Cap Rate	60%

Index Value	500

Interim Value Calculation 90-Days Through Term

Index Value	400

Index Performance(1)	–20%

Accrued Shield Rate(2)	3.29%

Performance Rate(3)	–16.71%

Performance Rate Adjustment(4)	–$8,356

Interim Value (5)	$41,643

Withdrawal Amount taken	$20,000

Investment Amount adjusted for any withdrawals(6)	$25,988

Free Withdrawal Amount(7)	$5,000

Withdrawal Charge Amount(8)	$1,050

Net Proceeds from Withdrawal paid to Contract Owner(9)	$18,950

Term End Date

Index Value	450

Index Performance(10)	–10%

Performance Rate(11)	0%

Performance Rate Adjustment(12)	$0

Investment Amount(13)	$25,988

Notes to the table above:

(1)	Index Performance is equal to the percentage change in the Index Value measured from the Term Start Date to the date of the Interim Value calculation. Index Performance is calculated as follows:

(400 [Index Value on date of Interim Value calculation] — 500 [Index Value at Term Start Date]) ÷ 500 [Index

Value at Term Start Date]) = –20%

(2)	The Accrued Shield Rate is equal to the Shield Rate multiplied by the greater of:

(i) the Vested Period divided by the total number of days in the Term; or

(ii) the number of days elapsed since the Term Start Date divided by the total number of days in the Term. The Accrued Shield Rate is calculated as follows:

10% [Shield Rate] x greater of (i) 360 [the Vested Period] ÷ 1095 [total number of days in the Term]; or (ii) 90 [number of days elapsed since the Term Start Date ÷ 1095 [total number of days in the Term] = 3.29%

(3)	The Performance Rate is –16.71% because the Index Performance is –20% and the Accrued Shield Rate of 3.29% absorbs up to 3.29% of the negative Index Performance.

(4)

The Performance Rate Adjustment is equal to the product of the Investment Amount at the Term Start Date adjusted for any withdrawals (no withdrawals have been taken so far) multiplied by the Performance Rate. The Performance Rate Adjustment is calculated as follows:

$50,000 [Investment Amount at Term Start Date] x –16.71% [Performance Rate] = –$8,356

(5)

The Interim Value is equal to the Investment Amount at the Term Start Date adjusted for any withdrawals plus the Performance Rate Adjustment. This is the amount in the Shield Option selected that would be available if you annuitize, die, make a withdrawal or Surrender your Contract on that date. The Interim Value is calculated as follows:

$50,000 [Investment Amount at Term Start Date] + –$8,356 [Performance Rate Adjustment] = $41,643

(6)	The Investment Amount is reduced proportionally by the withdrawal taken based on the reduction in Interim Value. Therefore, the Investment Amount adjusted for any withdrawals is calculated as follows:

$50,000 [Investment Amount on the Term Start Date] x (1-$20,000 [gross withdrawal amount

90-Days through the Term]) ÷ $41,643 [Interim Value on date of withdrawal] = $25,988

The proportionally reduced Investment Amount will be used as the new Investment Amount for the Term until the Term End Date for this Shield Option (assuming no additional withdrawals).

(7)	The Free Withdrawal Amount is the value as of the most recent Contract Anniversary multiplied by the Free Withdrawal Amount Percentage. The Free Withdrawal Amount is calculated as follows:

$50,000 [value as of most recent Contract Anniversary] x 10% [Free Withdrawal Amount percentage] = $5,000

(8)	The Withdrawal Charge Amount is the gross withdrawal amount minus the Free Withdrawal Amount multiplied by the Withdrawal Charge.

($20,000 [gross withdrawal amount] – $5,000 [Free Withdrawal Amount]) x 7% [Withdrawal Charge] = $1,050

(9)	The net amount payable to the Contract Owner is equal to the amount withdrawn minus the Withdrawal Charge. The net amount payable is calculated as follows:

$20,000 [amount withdrawn] – $1,050 [Withdrawal Charge] = $18,950

(10)

Index Performance at the Term End Date is equal to the percentage change in the Index Value measured from the Term Start Date to the Term End Date. Index Performance at the Term End Date is calculated as follows:

(450 [Index Value at Term End Date] — 500 [Index Value at Term Start Date]) ÷ 500 [Index

Value at Term Start Date] = –10%

(11)	The Performance rate at the Term End Date is 0% because the Index Performance at the Term End Date is – 10% and the Shield 10 absorbs up to 10% of the negative Index Performance.

(12)

The Performance Rate Adjustment at the Term End Date is equal to the product of the Investment Amount at the Term Start Date adjusted for any withdrawals multiplied by the Performance Rate at the Term End Date. The Performance Rate Adjustment at the Term End Date is calculated as follows:

$25,988 [Investment Amount adjusted for withdrawal] x 0% [Performance Rate at Term End Date] = $0

(13)

The Investment Amount at the Term End Date is equal to the Investment Amount adjusted for any withdrawals plus the Performance Rate Adjustment at Term End Date. The Investment Amount at the Term End Date is calculated as follows:

$25,988 [Investment Amount adjusted for withdrawal] + $0 [Performance Rate Adjustment at Term

End Date] = $25,988